EXHIBIT 10.31

AMENDMENT NO. 2 TO AGREEMENT
(President and Chief Operating Officer)

This Amendment No. 1 to Agreement (this “Amendment”) is entered into this 21st day of February, 2008, by and between OrthoLogic Corp., a Delaware corporation (the “Company”) and Randolph C. Steer (“Executive”) and amends the Agreement dated as of May 12, 2006 by and between the Company and Executive (the “Agreement”).

The Agreement is hereby modified and amended as follows:

1.           Change of Control Termination Payments.  With respect to the Company’s payment obligations provided for in Section 3(b) of the Agreement if termination of the Agreement by the Company without cause follows or is in connection with a Change of Control (as defined in the Agreement), the term of such payment obligations shall be extended from six months to twelve months from the date of termination.

Except as expressly amended and modified herein, the Agreement shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and provisions of the Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

This Amendment No. 1 is executed as of the date first above written.

ORTHOLOGIC CORP.	EXECUTIVE

/s/ John M. Holliman	/s/ Randolph C. Steer
John M. Holliman, III	Randolph C. Steer, MD, Ph.D.
Executive Chairman